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                                                                 Exhibit (j)(5)


                         CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 49 to the Registration Statement under the Securities Act of 1933 and Post-Effective Amendment No. 48 to the Registration Statement under the Investment Company Act of 1940 on Form N-1A (File Nos. 33-4806 and 811-4636, respectively) of our report dated July 9, 1999 on our audit of the financial statements and financial highlights of Boston 1784 Funds, which report is included in the Annual Report to Shareholders for the year ended May 31, 1999 and for the respective periods then ended. We also consent to the reference of our firm under the heading "Financial Highlights" in the Prospectus and "Auditors" and "Financial Statements" in the Statement of Additional Information.


June 1, 2000
2400 Eleven Penn Center
Philadelphia, Pennsylvania